EXHIBIT 99

                                            FOR:   Consolidated Graphics, Inc.

                                    APPROVED BY:   Ronald E. Hale, Jr.
                                                   Vice President & Treasurer
                                                   (713) 787-0977

                                        CONTACT:   Betsy Brod/Nancy Healy
                                                   Media: Stan Froelich
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

FOR IMMEDIATE RELEASE

                 CONSOLIDATED GRAPHICS TO ACQUIRE PRINTING, INC.
                               OF WICHITA, KANSAS

     HOUSTON, TEXAS - March 3, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the signing of a letter of intent to acquire Printing, Inc. of Wichita, Kansas in a stock-for-stock transaction. Printing, Inc., operating since 1958, is the leading commercial printing company in Wichita, serving customers throughout Kansas and the Midwest region. Other terms of the transaction were not disclosed.

     Printing, Inc. continues Consolidated Graphics' aggressive acquisition program and represents the Company's entry into another strong market.
Mark Woodman, President of Printing, Inc. will remain with the company upon completion of the transaction.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Printing, Inc. has demonstrated solid growth and strong operating performance under Mark Woodman's leadership. The company, through the dedicated efforts of its employees, has established itself as both a market and industry leader. With the addition of Printing, Inc. and two other pending acquisitions, Consolidated Graphics has grown to 33 companies nationwide with over $350 million in annualized revenues, a 100% increase over the past twelve months."

     Discussing his decision to join Consolidated Graphics, Mr. Woodman said, "By providing our customers the highest quality products and service, we have grown over the past 40 years into a five company operation that is recognized as the leading commercial printer in the region. With Consolidated Graphics, we will continue our growth and capitalize on the managerial and financial resources that become available to us."

      Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.